Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES EXCHANGE OFFER AND/OR CONSENT REQUEST TO PARTICIPANTS UNDER ITS FINANCING AGREEMENT

MONTERREY, MEXICO, JULY 5, 2012 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that it has launched the exchange offer and consent request to participants under the Financing Agreement, dated as of August 14, 2009, as amended, the principal terms of which were previously announced in a press release on June 29, 2012.  This transaction will commence on July 5, 2012 and expire at 5:00 p.m. (London time) / 12:00 noon (New York City time) on August 20, 2012, subject to extension.

The complete terms and conditions of this transaction are described in the Invitation Memorandum to Participating Creditors to Participate in an Exchange Offer and/or Consent Request, dated July 5, 2012 which is posted on Debtdomain.

Creditors or beneficial owners of existing exposures under the existing Financing Agreement that do not have access to the Invitation Memorandum on Debtdomain may obtain a copy by contacting Citibank International Plc, the exchange agent for this transaction, at 5 Canada Square, Canary Wharf, London E14 5LB, by email at exchange.gats@citi.com or by telephone at +44 (0)207 508 3867.

This transaction includes an offering of securities that is being conducted pursuant to Section 4(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and applicable exemptions under the laws of foreign jurisdictions. Participation in this transaction is limited: (a) in the United States, to persons who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or institutional “accredited investors” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, and (b) outside the United States, to persons other than “U.S. persons” (as defined in Regulation S under the Securities Act) in reliance upon Regulation S under the Securities Act and who are "qualified investors" (within the meaning given at Article 2 of Directive 2003/71/EC (the Prospectus Directive)) or hold an equivalent status under applicable local laws and regulations. The securities to be offered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

THERE WILL NOT BE A REGISTRATION WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND NO PUBLIC OFFERING OR BROKERAGE ACTIVITIES MAY BE CONDUCTED IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS. WE WOULD NOTIFY THE CNBV OF THIS TRANSACTION, INCLUDING ITS PRINCIPAL CHARACTERISTICS. SUCH NOTICE WILL BE DELIVERED TO THE CNBV FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE DOES NOT CONSTITUTE OR IMPLY ANY

CERTIFICATION AS TO INVESTMENT QUALITY OR OF OUR SOLVENCY. THE INFORMATION CONTAINED IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. These risks, uncertainties, and assumptions are more fully described in the Invitation Memorandum and our Annual Report on Form 20-F for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.